Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Administrative Committee

Silicon Valley Bank 401(k) and Employee Stock Ownership Plan:

We consent to the incorporation by reference in the registration statement (No. 33-60467) on Form S-8 of SVB Financial Group (formerly Silicon Valley Bancshares) of our report dated June 27, 2005 with respect to the statements of net assets available for benefits of the Silicon Valley Bank 401(k) and Employee Stock Ownership Plan as of December 31, 2004 and 2003, and the related statement of changes in net assets available for benefits for the year ended December 31, 2004, and the related supplemental schedules of Schedule H, line 4i-schedule of assets (held at end of year) as of December 31, 2004 and Schedule H, line 4j-schedule of reportable transactions for the year ended December 31, 2004, which report appears in the December 31, 2004 annual report on Form 11-K of Silicon Valley Bank 401(k) and Employee Stock Ownership Plan.

/s/ KPMG LLP

San Francisco, California
June 27, 2005